Exhibit 99.1

FOR IMMEDIATE RELEASE	June 28, 2021

Jefferies Financial Group Announces
Two New Members of its Board of Directors

New York, New York — June 28, 2021 — Jefferies Financial Group Inc. (NYSE: JEF) today announced the appointment of Matrice Ellis Kirk and Melissa Weiler to its Board of Directors effective July 1, 2021.  The appointments of Ms. Ellis Kirk and Ms. Weiler expand Jefferies’ Board of Directors to twelve directors, nine of whom are independent.

Jefferies’ CEO, Rich Handler, and President, Brian Friedman, stated:  “We are pleased to welcome Matrice and Mel as new independent directors to Jefferies’ board and we are confident their perspective and insight will be invaluable as we continue to grow Jefferies’ business globally. Their significant experience further complements our existing directors’ skills, and we look forward to partnering with them.”

Matrice Ellis Kirk

Ms. Ellis Kirk is the CEO of Ellis Kirk Group, a full-service executive search firm, focusing on governance, succession and leadership team development.  Ms. Ellis Kirk was a Managing Director and a member of the Executive Committee at RSR Partners executive search firm from 2014 to 2021. Previously she was with the international executive search firm, Heidrick & Struggles, from 1999 to 2014. From 1996 to 1999, Ms. Ellis Kirk was a director of Spencer Stuart, an executive search firm. Prior to her career in executive recruiting, Ms. Ellis Kirk was a Vice President of Apex Securities, an investment banking firm, from 1992 to 1996. From 1986 to 1992, she was Director of the Office of Management and Budget for Dallas Area Rapid Transit, a regional transit agency and, prior to that, from 1982 to 1986 she held several positions with MBank Dallas, the predecessor of the Dallas office of JPMorgan Chase Bank.  Ms. Ellis Kirk served as a director of ACE Cash Express from December 2005 until October 2006 when ACE Cash Express was acquired by JLL Partners. Ms. Ellis Kirk also served as a director of Chancellor Media, which later became AMFM, Inc., from 1996 until October 1999 when it was acquired by Clear Channel. Ms. Ellis Kirk graduated from the University of Pennsylvania with a degree in Economics.

Ms. Ellis Kirk is the Chair Emeritus of the AT&T Performing Arts Center and is a Dallas City Council appointed board Chair of the DFW Airport Authority.

Melissa Weiler

Ms. Weiler was a Managing Director and a member of the Management Committee of Crescent Capital Group, a Los Angeles-based asset management firm (“Crescent”), where she served from January 2011 until she retired in December 2020. During that time, Ms. Weiler oversaw Crescent’s CLO management business from July 2017 through December 2020 and managed several multi-strategy credit funds from January 2011 through June 2017. From October 1995 to December 2010, Ms. Weiler was a Managing Director at Trust Company of the West, a Los Angeles-based asset management firm (“TCW”), where she managed several multi-strategy credit funds from July 2006 to December 2010 and served as lead portfolio manager for TCW’s high-yield bond strategy from October 1995 to June 2006.

Ms. Weiler serves as a Class II director of the Board of Owl Rock Capital Corporation (NYSE: ORCC), and concurrently serves on the boards of several Owl Rock funds. Owl Rock Capital Corporation is a specialty finance company focused on providing direct lending solutions to middle market companies. Ms. Weiler is also a member of the Nominating and Corporate Governance and Audit Committees for certain Owl Rock boards as well as a member of the Compensation Committee for ORCC. Ms. Weiler holds a degree in Finance from the Wharton School at the University of Pennsylvania.

Ms. Weiler is a member of the Cedars-Sinai Board of Governors and is actively involved in 100 Women in Finance.

About Jefferies

Jefferies Financial Group Inc. is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC, our wholly owned subsidiary, is the largest independent, global, full-service investment banking firm headquartered in the U.S.  Focused on serving clients for nearly 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research and wealth management services across all products in the Americas, Europe and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

For further information, please contact:

Laura Ulbrandt DiPierro
Jefferies Financial Group Inc.
Tel. (212) 460-1977

Jonathan Freedman
Jefferies Group LLC
Tel. (212) 284-2556